Escalade Announces Quarter Dividend Of $0.10 Per Share

EVANSVILLE, Ind., March 5, 2015 /PRNewswire/ -- Escalade, Inc. (NASDAQ: ESCA) The Board of Directors of Escalade, Inc. announced today a quarterly dividend of $0.10 per share would be paid to all shareholders of record on March 13, 2015 and disbursed on March 20, 2015.

Escalade has executed on its strategy to grow its profitability and operating income as well as maintaining a strong financial position. As such, Escalade's Board of Directors has adopted a dividend policy under which the Company intends to pay quarterly cash dividends on its common stock. Escalade is continuing its $0.10 per share quarterly payment. Escalade's Board of Directors will evaluate the Company's dividend policy on an ongoing basis after giving consideration to, among other things, the financial condition of and outlook for the Company and any particular cash flow and financing needs of the Company.

"We are pleased to continue our quarterly dividend payment based on the Company's strong financial performance," stated Robert J. Keller, President and Chief Executive Officer of Escalade, Inc. "Our fourth quarter performance was highlighted by a net income increase of 32% and top line revenue growth of 7%, resulting in continued strong cash flow performance."

Escalade is a leading manufacturer and marketer of sporting goods products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Patrick Griffin, Vice President of Corporate Development & Investor Relations at 812/467-4449.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, Escalade's ability to achieve its business objectives, especially with respect to its Sporting Goods business on which it has chosen to focus, Escalade's ability to successfully achieve the anticipated results of strategic transactions, including the integration of the operations of acquired assets and businesses and the divestiture of its Information Security and Print Finishing segment, the continuation and development of key customer and supplier relationships, Escalade's ability to control costs, general economic conditions, fluctuation in operating results, changes in foreign currency exchange rates, changes in the securities market, Escalade's ability to obtain financing and to maintain compliance with the terms of such financing and other risks detailed from time to time in Escalade's filings with the Securities and Exchange Commission. Escalade's future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

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